Exhibit 99.1


                        Gyrodyne Company of America, Inc.
                             1 Flowerfield, Suite 24
                         St. James, New York 11780-1551
                     Phone (631) 584-5400 Fax (631) 584-7075


March 15, 2007


Gyrodyne Company of America, Inc.
1 Flowerfield, Suite 24
St. James, New York 11780

                              FOR IMMEDIATE RELEASE

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     ***** NEWS ***** NEWS ***** NEWS ***** NEWS ***** NEWS ***** NEWS *****
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              Gyrodyne Announces Special $4 Per Share Distribution

"NASDAQ:GYRO" - ST. JAMES, N.Y., March 15, 2007- Gyrodyne Company of America, Inc. announced today that its Board of Directors has declared a special cash distribution of $4.00 per share. This special cash distribution will be paid on April 9, 2007 to all shareholders of record as of the close of business on March 26, 2007.

At Gyrodyne's 2006 Annual Meeting of Shareholders, the Board reiterated that Gyrodyne's strategic objective is to realize one or more liquidity events in a reasonable period of time that places the maximum amount of cash or marketable securities in the hands of its shareholders in a tax-efficient manner. This special distribution will enable shareholders to benefit directly from a portion of the proceeds of the $26.3 million advance payment received from the State University of New York at Stony Brook in connection with the condemnation of 245 acres of Gyrodyne's Flowerfield property.

For income tax purposes, distributions paid to shareholders may consist of dividend income, capital gains, and non-taxable return of capital, or a combination thereof. Distributions that exceed current and accumulated earnings and profits constitute a return of capital rather than taxable income to the extent of a shareholder's tax basis in his or her shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the shareholder's tax basis in his or her common shares, it generally will be treated as a gain from the sale or exchange of that shareholder's shares. The amount of this special distribution exceeds Gyrodyne's accumulated earnings and profits and is expected to exceed Gyrodyne's current earnings and profits, and thus the receipt may be tax efficient for shareholders depending on their tax basis in the stock. All shareholders are urged to consult their tax advisors as to the particular tax consequences applicable to them.

Gyrodyne's corporate strategy includes the conversion to a real estate investment trust ("REIT") and disposition and redeployment of Gyrodyne's assets in a tax-efficient manner. Gyrodyne is pursuing a zoning change of the remaining 68 acres at Flowerfield and is vigorously pursuing the highest and best use value from the State of New York for the 245.5 acres taken by eminent domain. Work on rezoning of the Callery-Judge Grove is active and continuing.

Stephen V. Maroney, Gyrodyne's Chief Executive Officer, stated that "the Board, with the assistance of our advisors, performed an analysis of several possible uses of the proceeds of the advance payment received from the State of New York, taking into consideration future requirements, and determined that a special cash distribution to our shareholders represents the alternative that best meets our strategic objective of maximizing after-tax shareholder value. It presents a mechanism to place cash in the hands of our shareholders in a tax-efficient manner now, as we continue to pursue additional liquidity events in a tax-efficient and orderly fashion."

Forward-Looking Statement Safe Harbor
-------------------------------------
The statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the Long Island, New York and Palm Beach County, Florida real estate markets, the ability to obtain additional capital or a viable merger candidate in order to develop the existing real estate and other risks detailed from time to time in our SEC reports. We assume no obligation to update the information in this press release.

About Gyrodyne Company of America, Inc.
---------------------------------------
Gyrodyne owns a 68-acre site approximately 50 miles east of New York City on the north shore of Long Island. The Company is currently contesting the value paid by New York State for 245.5 adjoining acres taken under eminent domain proceedings. The Company is also a limited partner in the Callery Judge Grove, L.P., which owns a 3,500 plus acre property in Palm Beach County, Florida. Gyrodyne's common stock is traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com/.

MEDIA CONTACT: Rick Matthews, Rubenstein Associates, (212) 843-8267